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                            CERTIFICATE OF AMENDMENT
                  TO THE RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          COLLINS & AIKMAN CORPORATION

         Collins & Aikman Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies that the following resolution was duly adopted by the Corporation's directors and stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

         RESOLVED, that the introduction and paragraph (a) of Article four of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

         "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 316,000,000, consisting of:

         (a) 300,000,000 shares of Common Stock, par value $0.01 per share, which shall be designated "Common Stock". Each share of Common Stock shall be entitled to one vote per share; and"

         RESOLVED, that Article five of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

         "FIFTH: (a) The business of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by this Certificate of Incorporation. The number of directors of the Corporation shall be fixed by the Board of Directors as constituted from time to time in the manner provided in the By-laws of the Corporation; provided, there shall be at least one director for each class of directors. The directors of the Corporation, other than those who may be elected pursuant to any Preferred Stock Designation, shall be divided into three classes (Class I, Class II and Class III), with the term of office of one class expiring each year. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The membership of each class initially shall be as set forth in a resolution adopted by the Board of Directors of the Corporation on or prior to June 30, 1994 (the "Effective Date"). The initial term of Class I directors shall expire at the first annual meeting of stockholders following the Effective Date; the initial term of Class II directors shall expire at the second annual meeting of stockholders following the Effective Date; and the initial term of Class III directors shall expire at the third annual meeting of stockholders following the Effective Date. At each annual meeting of stockholders, each class of directors whose term shall then expire shall be elected to hold office for a three year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which such director's term expires and until such director's successor shall be elected and


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shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

         (b) There shall be a nominating committee of the Board of Directors (the "Nominating Committee") consisting of all directors serving on the Board of Directors, excluding directors that are salaried employees of the Corporation. The Nominating Committee shall be authorized to nominate, by a majority vote thereof, persons for election to the Board of Directors at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors. Except as provided herein, the Board of Directors, or any committee thereof, shall not be authorized to nominate persons for election to the Board of Directors.

         (c) Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

         (d) Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or removal from office shall be filled solely by the Nominating Committee, by a majority vote thereof, and not by the stockholders. Any director elected to fill a newly created directorship or any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification or removal from office, shall hold office for the remainder of the full term of the class of director's in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. Directors shall continue in office until others are chosen and qualified in their stead.

         (e) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the applicable resolution or resolutions of the Board of Directors adopted pursuant to Article fourth.

         (f) Any director or the entire Board of Directors of the Corporation may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation then entitled to vote in the election of such director or directors. For purposes of this paragraph and to the extent permitted by law, "cause", shall be limited to (i) action by a director involving willful malfeasance, which conduct has a material adverse effect on the Corporation,
(ii) conviction of a director of a felony or (iii) the willful and continuous failure of a director substantially to perform such director's duties to the Corporation (including any such failure resulting from incapacity due to physical or mental illness).

         (g) In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, alter, amend or repeal any provision of the By-laws of the Corporation (including, without limitation, By-laws governing the conduct of, and the matters which may properly be brought before, meetings of the stockholders and By-laws


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specifying the manner and extent to which prior notice shall be given of the submission of proposals to be submitted at any meeting of stockholders or of nominations of elections of directors to be held at any such meeting) by the vote of a majority of the entire Board of Directors.

         (h) In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, this Restated Certificate of Incorporation and the By-laws of the Corporation; provided, however, that no By-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-laws had not been adopted."

         RESOLVED, that Article SIX of the Restated Certificate of Incorporation of the Corporation be amended to read as follows:

         "SIXTH:

         (a) Except as set forth in paragraph (b) below, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of such stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the state of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

         (b) If at any time the parties (other than the Corporation) to the stockholders agreement contemplated by that certain share purchase agreement, dated as of January 12, 2001, to which the Corporation is a party (as such stockholders agreement may be amended, amended and restated, or otherwise modified or replaced) beneficially own in the aggregate less than 25% of the outstanding capital stock of the Corporation, then on and after such date, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of such stockholders and may not be effected by consent in writing by such stockholders. Except as otherwise provided by any Preferred Stock Designation, special meetings of stockholders for any purpose or purposes may be called only by the Chairman or a Co-Chairman of the Board, if there be one, or by resolution of the Board of Directors, acting by not less than a majority of the entire Board, and the power of stockholders to call a special meeting is specifically denied. No business shall be transacted and no corporate action shall be taken at a special meeting of stockholders other than that stated in the notice of such meeting."


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         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed in the name and on behalf of the Corporation, and attested to, by the duly elected officers of the Corporation as indicated below this 6th day of March, 2001.

                                        COLLINS & AIKMAN CORPORATION

                                        By:   /s/ Thomas E. Evans
                                           -------------------------------------
                                           Name: Thomas E. Evans
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer

Attest: /s/ Ronald T. Lindsay
       ---------------------------------
Name:  Ronald T. Lindsay
Title: Senior Vice President,
       General Counsel and Secretary


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